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Exhibit 99

FindWhat.com                                                       News Release
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Public Relations Contact:                           Company Contact:
James Pearson                                       Phillip R. Thune, COO / CFO
Rubenstein Associates, Inc.                         FindWhat.com
212-843-8297                                        212-255-1500
jpearson@rubenstein.com                             pthune@findwhatcorp.com

                    FINDWHAT.COM REITERATES STRONG EPS GROWTH
                     AND REAFFIRMS 2001 REVENUE PROJECTION
                      - FURTHER DEFINES Q3 REVENUE RANGE -

NEW YORK - SEPTEMBER 25, 2001 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today reiterated its earnings per share and full year revenue guidance for 2001.

The Company continues to expect fully diluted earnings per share of $0.02 for the third quarter of 2001 and $0.04 for the fourth quarter of 2001. All earnings per share figures are presented on a generally accepted accounting principles
(GAAP) basis, and the Q3 and Q4 EPS projections assume approximately 17.5 million fully diluted shares outstanding. The Company had net income per share of $0.01 in Q2 2001, and a net loss of ($0.16) per share in Q3 2000 and ($0.11) per share in Q4 2000.

FindWhat.com also continues to project full year 2001 revenue of $18 million, up from approximately $2.9 million in 2000. FindWhat.com has further defined its range for Q3 2001 revenue to $5.0 million to $5.5 million from its previous range of $5.0 million to $6.0 million. The Company also announced revenue guidance for Q4 2001 of $5.5 million to $6.0 million. The Company had revenue of approximately $4.4 million in Q2 2001, and $717,000 in Q3 2000 and $1.6 million in Q4 2000. The Company still expects cash flows from operating activities in Q3 2001 to top $1 million for the second straight quarter.

"We have seen an impact on our revenue from the attacks on September 11th," said Craig Pisaris-Henderson, President and CEO of FindWhat.com. "Both consumer and business-to-business e-commerce activity has decreased in the last two weeks as the online population understandably focuses more on news of the tragedies and how to help, rather than information on products and services. However, we believe we will still show solid double-digit growth in revenue this quarter versus Q2 2001, and we anticipate doubling our EPS from $0.01 in Q2 to $0.02 in Q3, as previously announced. We also believe that we are close to returning to business as usual as far as e-commerce activity, which is a positive sign for both our company and our country."

Pisaris-Henderson continued, "As we had seen in Q2 and early Q3, our business model works even in a shaken economy. Online businesses still need to attract qualified users to their Web sites, and we continue to believe that appearing near the top of search results is one of the best ways for them to do that. In fact, we saw an increase in new advertiser sign-ups in the last two weeks versus the week before the attacks. Unless there are additional shocks to doing business online like the one on September 11th, we believe the events of that day will have no lasting impact on our business or financial performance. Our business continues to generate cash, and we should end the quarter with approximately $3 million in cash balances, more than we have had at the end of any other quarter in our history."

ABOUT FINDWHAT.COM

Through its performance-based, pay-for-position search engine
(www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier

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placement on the search results returned by the FindWhat.com search engine.
These results are shown on FindWhat.com's network of distribution partners, which include Excite, Webcrawler, CNET's Search.com, and InfoSpace's MetaCrawler and Dogpile. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.



FORWARD LOOKING STATEMENTS

This press release, including the projections for revenue, earnings per share and cash flows, contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.